Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Pacific Premier Bancorp, Inc. of our report dated March 4, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pacific Premier Bancorp, Inc., for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus.

Rancho Cucamonga, California

January 19, 2017

25231 Paseo De Alicia, Suite 100 Laguna Hills, CA 92653 Tel: 949.768.0833 www.vtdcpa.com Fax: 949.768.8408